EXHIBIT 99.2

TRANSCRIPT

03 - 22 - 2024

Worthington Steel

Q3 2024 Earnings Call

TOTAL PAGES: 18

Worthington Steel Q3 2024 Earnings Call

CORPORATE SPEAKERS:

Melissa Dykstra

Worthington Steel, Inc.; VP of Corporate Communications and Investor Relations

Geoff Gilmore

Worthington Steel, Inc.; President, CEO

Jeff Klingler

Worthington Steel, Inc.; EVP, COO

Tim Adams

Worthington Steel, Inc.; VP, CFO

PARTICIPANTS:

Phil Gibbs

KeyBanc Capital Markets; Analyst

John Tumazos

John Tumazos Very Independent Research; Analyst

Martin Englert

Seaport Research Partners; Analyst

PRESENTATION:

Operator^ Good morning, ladies and gentlemen. My name is Abby, and I will be your conference operator today. At this time, I would like to welcome everyone to the Worthington Steel's Third Quarter 2024 Earnings Conference Call.

Today's conference is being recorded and all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. (Operator Instructions)

Thank you.

And I will now turn the conference over to Melissa Dykstra, Vice President of Corporate Communications and Investor Relations. You may begin.

Worthington Steel Q3 2024 Earnings Call

Melissa Dykstra^ Thank you, Operator. Good morning, and welcome to Worthington Steel's third quarter fiscal 2024 earnings call. On our call today, we have Geoff Gilmore, Worthington Steel's President and Chief Executive Officer; Jeff Klingler, Executive Vice President and Chief Operating Officer; and Tim Adams, Vice President and Chief Financial Officer.

Before we get started, I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market close. Please refer to it for more detail on those factors that could cause actual results to differ materially.

Unless noted as reported, today's discussion will reference non-GAAP financial measures, which adjusts for certain items included in our GAAP results and which are presented on a standalone basis. You can find definitions of each non-GAAP measure and GAAP to non-GAAP reconciliations within our earnings release.

Today's call is being recorded and a replay will be made available on worthingtonsteel.com.

At this time, I’ll turn the call over to Geoff Gilmore.

Geoff Gilmore^ Thanks Melissa. Good morning, everyone, and welcome.

I’d like to start the call today by thanking our 4,600 Worthington Steel employees for the work they do every day to support our customers, shareholders, community, and each other.

Their hard work and dedication led to a great third quarter for Worthington Steel.

Over the quarter, I had the opportunity to visit several of our facilities where I experienced our focus on safety and saw transformation in action.

Worthington Steel Q3 2024 Earnings Call

Transformation, our system of continuous improvement to increase margins, reduce working capital, and add capacity, is integral to our strategy. Our teams clearly recognize this and incorporate it daily into their work. I’ve talked with dozens of employees around the company. I am energized by the pride each of them takes in their work and their role in our company.

We have a team that is focused and intent on creating value for our shareholders. Together, we continue to help our customers ensure the products the world uses every day are stronger, better performing, and more durable.

In our first quarter as a standalone company, our teams executed on our strategy and continue to make progress on our safety, quality, productivity, and sales goals. We are off to a great start, but we have much more to accomplish. I am confident in our team and our strategy and look forward to sharing updates in the future on how we perform.

Now I’ll turn it over to COO, Jeff Klingler, for a look at some of the highlights of the quarter.

Jeff Klingler^ Thanks, Geoff.

I'd like to begin my remarks by thanking our employees for their continued commitment to safety.

As Geoff said, we continue to see positive trends in our safety metrics supported by our SafeWorks program. We use data analytics, ergonomic measurement tools, best practice sharing, and daily involvement from our entire team to continuously improve our performance.

The same kind of commitment and focus on metrics helps us improve our quality as well, ensuring our customers receive the best possible product and service with every interaction. An example of that, in January, Tempel received the zero PPM Award from Mahle Electric Drives India, recognizing our commitment to manufacturing excellence and quality assurance. Tempel provides electrical steel laminations to Mahle for use in the electrical motors they supply to Ather Energy's EV two-wheelers. Congratulations to our Tempel team for this achievement.

Worthington Steel Q3 2024 Earnings Call

Our integration at Nagold, Germany is going well, and we're making great progress in many areas. Along those lines, we are already seeing commitments from our customers for when our recently announced expansions in Canada and Mexico come online. We kicked off a multi-year ERP implementation at Tempel, moving to a solution that's consistent across all divisions. Similar to what we've seen with the rest of our business, we believe this move will help us reduce risk, improve processes, and better drive decision-making with more real-time, effective operational and financial data. This is another example of our long-term commitment to transformation.

On the technology front, TWB has signed a licensing agreement with ArcelorMittal Tailored Blanks for the use of its patented ablation technology in the production of hot formed tailored blanks. We will install a fully automated ablation line at the TWB facility in Monroe, Michigan, making Worthington Steel one of the only two companies in North America to offer this technology to our customers. Congratulations to all our teams on these impressive achievements.

Now I'll turn it over to Tim Adams.

Tim Adams^ Thanks, Jeff, and good morning, everyone.

I would also like to thank our employees for staying focused on safety, as well as serving our customers during the third quarter, our first as an independent public company. As a reminder, with this being our first quarter reporting results as a standalone company, our consolidated results for the third quarter are compared with the prior year data, which were prepared on a carve-out basis.

For our third quarter, we reported net earnings of $49 million or $0.98 per share, as compared with $5.4 million or $0.11 per share, in the prior year quarter. Our third quarter results included pre-tax separation expenses of $1 million, or $0.01 per share, as compared with $4 million, or $0.06 per share, in the prior year quarter. I expect this will be the last quarter we recognize expense associated with the separation.

Excluding these items, we generated earnings of $0.99 per share in the third quarter, compared to $0.17 per share in the prior year quarter. In addition, in the third quarter, we had estimated pre-tax inventory holding gains of $19.3 million, or $0.29 per share,

Worthington Steel Q3 2024 Earnings Call

compared to estimated pre-tax inventory holding losses of $26.6 million, or $0.40 per share, in the prior year quarter. A favorable pre-tax swing of $45.9 million, or $0.69 per share.

In the third quarter, we reported adjusted EBIT of $66.9 million, which was up $56.2 million from the prior year quarter of $10.7 million. This increase is primarily due to higher gross margin, which benefited from increased material spreads, including the impact of estimated pre-tax inventory holding gains. Our SG&A was up $3.1 million from the prior year, primarily due to incremental costs associated with being a standalone company.

Next, I'll provide some content on the market and our shipments. Similar to what we experienced over recent history, steel market pricing was volatile over the quarter. Steel prices increased from $700 per ton in October to $1,100 per ton in January, then decreased sharply throughout March. The current price for hot roll steel is approximately $750 per ton. We expect estimated inventory holding gains in the third quarter will flip to inventory holding losses in the fourth quarter, and we estimate those losses could be approximately $5 million to $10 million on a pre-tax basis.

Net sales in the third quarter were $806 million, up 3% from the prior year quarter, primarily due to slightly higher direct pricing, combined with increased volumes in both direct and toll. We shipped 986,000 tons during the third quarter, which was up 4% compared with the prior year quarter.

Direct sale tons were up 1% over the prior year quarter. Volumes were up in construction and energy, primarily due to spot orders and continued ramp-up of certain business. Direct sale volume to the automotive market was down 4% compared to the prior year quarter. The decrease was primarily due to several programs reaching their end of life, combined with the replacement platforms experiencing launch delays.

Our automotive book of business continues to be healthy. Our technical and commercial teams work closely with our customers to help them overcome challenges and provide solutions that meet their needs, resulting in increased collaboration and a strong partnership. We expect to continue growing our leadership position within the automotive industry.

Worthington Steel Q3 2024 Earnings Call

Toll tons were up 9% year-over-year, primarily due to increased tolling with the mills, as well as several new automotive programs. Direct sale tons made up 55% of our mix in the third quarter, compared with 56% in the prior year quarter.

Turning to cash flows and the balance sheet, cash flow from operations was $44.7 million, and free cash flow was $22.3 million. During the third quarter, we spent $22.4 million on capital expenditures related to a variety of projects, including the previously announced electrical steel expansions in Mexico and Canada. On a trailing 12-month basis, we have generated $175 million of free cash flow. Thursday, we announced a quarterly dividend of $0.16 per share, payable on June 28, 2024.

In regard to our balance sheet, operating working capital increased $41.5 million during the third quarter, as receivables and inventory increased as a result of higher steel prices, partially offset by an increase in accounts payable. We ended the quarter with $60.8 million of cash, which is down from the second quarter, due to the $150 million dividend we paid to our former parent, in connection with the separation. Our ABL debt at February 29, was $147 million, down $28 million from the second quarter.

In summary, Worthington Steel had an excellent third quarter, and all our teams performed well. Everyone at Worthington Steel continues to be focused on driving stakeholder value, on both a near-term and long-term basis. I'm proud of our teams for their dedication and for their continued commitment to safety.

At this point, we would be happy to take your questions.

Operator^ Thank you. (Operator Instructions)

And we will take our first question from Phil Gibbs with KeyBanc Capital Markets. Your line is open.

Phil Gibbs^ Hey, good morning.

Geoff Gilmore^ Good morning, Phil.

Worthington Steel Q3 2024 Earnings Call

Phil Gibbs^ What's the typical volume seasonality for the May quarter? I know it's usually your strongest from a volume perspective, given the timing of your customer buying patterns?

Tim Adams^ Yes, I think you kind of answered your own question. You're right. It tends to be higher. It's usually our strongest quarter, from a volume perspective. Q3 tends to be on the lower side, because you've got automotive shutdowns in December, and Q4 tends to be on the higher side.

Phil Gibbs^ More so just curious on the historical magnitude. Is this plus or minus high single-digits, low double-digits in terms of what you expect from a volume pickup?

Tim Adams^ I would say it's low single-digits. It's not huge.

Phil Gibbs^ Okay. And then from the spin, is your commentary effectively pointed to the fact that we should use 3Q as a good baseline for the adjustments in your go-forward cost structure?

Tim Adams^ Yes, I think what you see in there is SG&A is probably a little light. Q3, tends to be a little light, because you've got that December month in there. So, travels down, you have vacations in there. So, Q3 from an SG&A perspective is usually down a little bit. Plus, we had some things that hadn't quite ramped up fully, from an SG&A standpoint. So, if you look at a go-forward basis, probably on a little bit higher than what it was in Q3.

Phil Gibbs^ And then as we think about net working capital in the fourth quarter, is that expected to be a user source of cash? And then just update us on the CapEx outlook, maybe for the fourth quarter and year?

Tim Adams^ Yeah, typically what happens when you have inventory holding gains, you're going to build working capital, and when you have inventory holding losses, you're going to release. So, we would expect to release some working capital in Q4.

Phil Gibbs^ And then on the CapEx side, for the fourth quarter and then maybe for 2025, as we think about some of these growth projects that you're working on in the next few years?

Worthington Steel Q3 2024 Earnings Call

Tim Adams^ So, what we've been signaling is $100 million for 2024, 2025, and 2026. We've run about $60 million to-date in 2024. Depending on how the projects come in, in Q4, I think we're actually going to get pretty close to that $100 million number. We've got some additional CapEx. We've got the ablation project that we announced last week. We've got an ERP project that we're doing at Tempel.

It's probably going to add another $10 million to the $100 million estimate we had in 2025, as well as another $10 million to the $100 million estimate, we had for 2026.

Phil Gibbs^ That's really helpful. And then on the ablation business win and the operational piece in Monroe, what could it mean for you all in terms of the investment and timing? It sounds like it's spliced a bit into this $20 million pickup in CapEx, along with the ERP over the next two years following this one. But what does it mean for you financially, and how big of a differentiator is it? Just trying to figure out what this possibly means from a mix, or a profitability standpoint as you guys put it in play.

Jeff Klingler^ Sure. Good morning, Phil. This is Jeff Klingler. We're obviously very excited about this project. We are only one of two companies now that are able to offer this product in North America. We do believe that this market opens up new products and new opportunities, by about 30% to our existing welded blank market. So, again, very excited about this technology and this project.

It's going to take, from a timing standpoint, by the time you install the equipment and win an award, it's a typical automotive type award cycle that takes about 24 months to get to full production. So, it's a little bit out there, but - we're pretty excited about all the activity that's happening right now, and pretty confident we'll fill that line. In years three and four, we expect to feel the full benefit.

Phil Gibbs^^ Thank you.

Operator^ (Operator Instructions)

And we will take our next question from John Tumazos with John Tumazos Very Independent Research. Your line is open.

Worthington Steel Q3 2024 Earnings Call

John Tumazos^ Thank you very much for taking my question. And thank you for your good efforts for the company. Just for explanation, could you explain, what is ablation and what ERP stands for?

Jeff Klingler^ Good morning, John. Jeff Klingler again. I'll take those very quickly. I'm not going to fully explain ablation, but I will tell you it is a patented process that uses lasers to remove the silicone coating prior to welding the press-hardened steels, so that the weld remains intact.

John Tumazos^ That's for electrical steel?

Jeff Klingler^ No, no. That is for tailor-welded blanks for press-hardened steel for automotive parts. ERP simply stands for Enterprise Resource Planning system. So, it's our computer system.

John Tumazos^ How big of a hit is the computer system?

Tim Adams^ I think in total, those two projects, I'm just going to add them up both together. They're probably $15 million to $20 million in total. I don't have the breakout for each, but we were using, when I was given the CapEx numbers going forward, John, that's basically adding $10 million to the next two years, to cover both those projects.

John Tumazos^ Is ablation part of what you're licensing from ArcelorMittal, or is it a separate item?

Jeff Klingler^ It is exactly what we are licensing from. It's their process. We are licensing the ablation process, the patented process, for the removal of the aluminum silicone coating.

John Tumazos^ You made reference to four good projects, hopefully, to add revenue and profits. Germany, expansions in Canada and Mexico, and the TWB license for ablation, if I'm saying it correctly?

Jeff Klingler^ Yes.

Worthington Steel Q3 2024 Earnings Call

John Tumazos^ Real roughly, in terms of a range, how much are the revenue impacts of these items? We, as listeners, might not comprehend whether they're $10 million in annual sales or $50 million in annual sales, or $100 million. I'd love to get excited and think that they're going to double the company, but I probably need a cold shower?

Tim Adams^ No, I understand. It's a good question. I think, at the end of the day, as we ramp these things up, it's going to take a few years to ramp all of them up. It's going to be more than $100 million a year in revenue for us, once they're fully ramped up.

John Tumazos^ In terms of each one individually, so we can get an idea where the buck singles versus the big ones?

Tim Adams^ Yeah, I'm talking about in terms of overall. I would say that the Tempel projects, are the two big ones. The ablation is going to be a little bit smaller. We're going to start small there and ramp up. I mean, the ablation line is going to be under $10 million, whereas you've got those other two projects in Canada and Mexico, are $80 million plus each. So right now, we're comfortable saying more than $100 million a year, when they're fully ramped up.

John Tumazos^ So the Tempel projects are Canada and Mexico. In Germany, how much is the revenue impact of that expansion?

Tim Adams^ That's relatively small. That's probably around $40 million per year. And then, what we're going to do with that Nagold facility in Germany, is we're also going to put growth plans in place there as well. We don't have those plans done yet, but we didn't buy it, just to buy it for what it was. It was also to grow our presence in Europe in electrical steel.

Jeff Klingler^ I would just add that the customer activity and excitement, around our acquisition in Germany has exceeded our expectations, after just only a few months. So, we're pretty optimistic. We're going to do some good things there.

John Tumazos^ They're very green there, but I love everything. It's finally better.

Worthington Steel Q3 2024 Earnings Call

Geoff Gilmore^ They certainly are.

John Tumazos^ They got rid of nuclear and coal faster than anybody and jumped right into Putin's arms. In terms of the specific machinery, could you just give us a flavor of what kind of machines you're putting in place in Germany, in Canada, and Mexico to better understand the nuts and bolts?

Geoff Gilmore^ Jeff, why don't you answer that?

Jeff Klingler^ Sure. I'll start with Germany. Germany will be lamination presses so to stamp electrical steel laminations for traction motors, for hybrids and battery electric vehicles. In Mexico, it is more of that same. Then, of course, all the automation equipment that comes along with that, as we're making rotors and stator stacks. That requires some downstream equipment, but the primary addition in Mexico will be EV presses.

These are very high-end, very technical, very specific pieces of equipment. Then, in Canada, it's a little more of a range. We've got furnaces. We've got a slitter that is specifically designed for grain-orientated steel, to process grain-orientated steel. Slitter, furnaces, Tranco Machines, things that support the production of distributed gap cores, and wide miter cut lines for large miter transformer cores as well.

Geoff Gilmore^ And John, I just want to add, and you're probably already familiar with this, this is machinery and equipment we're already very familiar with. It is part of our core competency. And we are making these expansions just due to increased demand. We have the know-how.

John Tumazos^ Worthington has come a long way from 1955 and buying a slitter machine. Which of the 10 or more processes that Worthington does are most competitive, and which of them are highest value-added, better profits?

Geoff Gilmore^ In terms of - first of all, I'm glad you recognized we truly are a niche value-add producer. So, if we're looking at what's most value-add, I think definitely Tempel and electrical steel laminations, certainly very high value-add. A lot of engineering expertise needed to implement that equipment and run it. Hence, higher margins. I think tailor-welded blanks and light-weighting solutions.

Worthington Steel Q3 2024 Earnings Call

That's also a very unique niche-type high value-add market, very similar to Tempel, again, hence the higher margins. And then certainly, John, there's galvanizing that you're familiar with. Ours is a bit different. It's hot-rolled substrate. That's a differentiator. Cold-rolled strip, is also very high value-add. And why these are all niche-type markets that we play in and a big part of our strategy.

And then, of course, you're very familiar with our pickling operations and slitting operations. And obviously, those would be markets that would be a bit more competitive. But what we're proud of, your comment on 1955, is we really think we have a great story on innovation. It's often not recognized, but we've continued to march up the value-add chain over the years. And it's why the company has performed so strongly, and why we will well into the future.

John Tumazos^ I could understand a mill or an auto company, with a very large volume tolling utilizing a particular process like a pickler where they might have a bottleneck or need. For something like galvanizing your customers or end customers, why would they buy from Worthington rather than buying from Nucor Corp, Steel Dynamics, Cliffs, US Steel, or independent is a few small independent galvanizers? I guess you're going right to HVAC companies and other galvanized users for those sales?

Geoff Gilmore^ So, why would they buy from us specifically? Of course, we're going to be cost-competitive with the mills, but why would they buy specifically from us? I'm going to tell you what we hear from the customers. And what we would hear from the customers, it's our service. We're very responsive. We're able to be probably a bit more flexible with scheduling and help.

Clearly, we have premier quality, or we wouldn't continue to see the orders, but I really do think it's our speed, it's our service, and it's our flexibility. And John that's - I'm just telling you what I hear from the customers.

John Tumazos^ And forgive me if I'm asking too many questions and there's 30 people after me in the queue. I don't want to hog the meeting. Would your galvanized customers tend to be in a relatively close radius to your facility? And maybe those big mills would have

Worthington Steel Q3 2024 Earnings Call

national customers scattered all over the place. That would better lend itself to service and relationships with their neighbors?

Jeff Klingler^ The answer to that is really no. We do tend to sell locally, of course. That makes a lot of sense, but more specifically with our galvanized products, we do ship that product all over the country.

John Tumazos^ I should stop and give other people a chance. Thank you very much.

Jeff Klingler^ Thank you, John.

Geoff Gilmore^ John, thanks for your support.

Operator^ We will take our next question from Martin Englert with Seaport Research Partners. Your line is open.

Martin Englert^ Hello. Good morning, everyone.

Tim Adams^ Hi, Martin.

Martin Englert^ Couple questions on the expansions for electrical steel laminations in Canada and Mexico. If you could just provide an update on any pending equipment deliveries, and whether those are on time and how the environment is for staffing up headcount once you start, to ramp things in the respective locations?

Jeff Klingler^ Sure. Good morning. This is Jeff Klingler. I'll be happy to take that. Just maybe from an overall quick general update, in Mexico, that project is on time and on budget. To-date, we've spent about $17 million. The building expansion really should be complete here by late spring or early summer. And we'll be installing the first presses here in just the next couple of months.

We've seen, and this is really true around all of our expansions, we've seen very positive staffing, ability to staff up, and a lot of excitement around these projects internally. So that's a lot - we don't see any problems there. In Canada this expansion, similar thing, on

Worthington Steel Q3 2024 Earnings Call

time, on budget, maybe a little bit delayed due to some land, but we think we're going to be able to catch up. We're talking a month or two.

And then to-date, we've spent about $5 million, but the ramping is going to start to - but the spending is going to start to ramp up here, through the next few quarters. We're not going to see production at that facility until towards the end of next calendar year, but again, there's an awful lot of excitement about the project internally and in the community. So, we don't foresee any problems at this point, with being able to staff up appropriately.

Martin Englert^ Of the remainder of the cap, sorry, was there more to add there?

Geoff Gilmore^ No, go ahead, Martin. You're fine.

Martin Englert^ Okay. Sorry about that. Of the remainder of the CapEx spend for the respective projects, how much of that is fixed pricing versus is there any component that, whether it would be incremental equipment buys, all within the scope of what's planned that might still have some variability, or inflation risk to the price?

Tim Adams^ I think, this is Tim, Martin. I think most everything is locked in terms of price. We negotiated the price and we locked those things in, so I don't think there's much variability there.

Martin Englert^ Okay. Any comments or updates on the backlog for transformers in Canada and how that's looking?

Geoff Gilmore^ Martin, Geoff Gilmore, it continues to be two years or greater backlog for transformers, so we're still quite bullish on that market. Again, you've heard me say, it's a market we feel will grow much faster than GDP out the next seven to 10 years and a big driver, of why we're making that expansion in Canada. So nothing is slowing down on that front.

Martin Englert^ Okay. Anything, when you think about the pure EVs or the hybrids, as far as what you're seeing with activity and demand, just reviewing some of the headlines in

Worthington Steel Q3 2024 Earnings Call

recent history, it seems like there's a little bit of a pause, but I know you have a diverse mix on legacy platforms, as well as hybrid and EV, but still curious what you're seeing?

Geoff Gilmore^ Great question. And you're spot on. I mean, there's a lot of headlines and certainly these things get a bit politicized, especially in an election year, but - we still are bullish that the market is going to move away from ICE to hybrid and BEVs. Martin, you hit the nail on the head. There's just not a lot of talk about, how much momentum hybrids are getting. We didn't enter this business thinking there was going to be a straight line growth curve from ICE to BEV. We figured there'd be a growth slope.

It was going to be bumpy at times, because it's a significant innovation. It's a supply chain that needs to be built out, but that's going to happen and costs will come down, but there is a lot more attention and a lot of automotive companies that are feeling that hybrid needs to be a bigger piece of that portfolio. And more importantly, if it's internal combustion engine, we produce cold rolled strip. It's great.

If it's hybrid, you need cold rolled strip for clutch plates. You need electrical steel lamination for electrification. If it's BEV, you need electrical steel laminations. My point in sharing that is, I don't know that there's anybody else globally that's better positioned, to take advantage of that.

Martin Englert^ And how - when you're looking at a hybrid vehicle versus battery EV, how does the electrical steel intensity change from a typical platform? Is it some multiple one versus the other, or is it not markedly different?

Jeff Klingler^ Martin, this is Jeff Klingler. That's a tough one. It does get marginally more electrical steel intensive, as you go to a full electric vehicle. But, we have some data it definitely varies by program. It's going to evolve, but any number of traction motors is a good thing for us in the transition.

Martin Englert^ Okay. All right. Appreciate the color. Thank you very much.

Geoff Gilmore^ Thank you, Martin.

Worthington Steel Q3 2024 Earnings Call

Operator^ And we will take follow-up questions from Phil Gibbs with KeyBanc Capital Markets. Your line is open.

Phil Gibbs^ Thanks very much. Are the payments to the parent company done following this quarter? Is there any residual moving ahead?

Tim Adams^ We paid the $150 million dividend on December 1. There's nothing else that we have to do. I mean, we've got some TSAs and some long-term agreements. We share a campus and we've got some of those types of things, but - if you're talking about the dividends specifically, that is done. It's paid and we moved on.

Phil Gibbs^ Following the payments in the quarter, can you just remind us what your current liquidity is?

Tim Adams^ Yes. We've got ample liquidity. I think you noted it in your note. Our leverage is pretty low, and we've got ample liquidity, to pursue any of these growth projects from the ABL we put in place.

Phil Gibbs^ And what's the size of the ABL? Can you just remind us of that?

Tim Adams^ $550 million ABL.

Phil Gibbs^ And what's the rate on that right now, just given all the volatility and interest rates?

Tim Adams^ Just under 7%. It's a SOFR plus type arrangement.

Phil Gibbs^ The last one from me, is just kind of a broad question. I know you're just getting your sea legs as a standalone company, but given the historical consistency of free cash flow and operating cash flow, is there any thoughts over the midterm to put in a buyback or remain active in the M&A channel, or both under consideration?

Tim Adams^ Buybacks, we talked a little bit about during Investor Day. It's going to be a way that we return capital to shareholders along with dividends. We have not put anything formal in place. We are still discussing that. So at some point, we would expect to have a

Worthington Steel Q3 2024 Earnings Call

buyback program in place. And we are continuing to look at M&A opportunities. We haven't really stopped.

We've got these big growth CapEx projects, but as we talked about, we're pretty selective in who we want to buy, right. We're looking for high value-added companies that we can bolt on, and complement what we have or enter new niches. So, we're not out of M&A. We've just paused a little bit to get through the spin, and we'll crank that effort up and continue to look, for companies that match us from a culture standpoint, and match us from a high-value-add standpoint.

Phil Gibbs^ I did actually have one more. You mentioned in your release that the tolling pricing was up quite nicely year-over-year. Is that a good baseline to use moving forward, or is that just a mix and timing thing?

Tim Adams^ It's a mixed thing. I mean - you've got to think about this in two ways. So, if you do a straight high-value-added process like galvanizing, it's going to command a higher price per ton than, say, a slit. But then we report ship tons for tolling. So, if you do multiple processes to a coil of steel, so you pickle, you galv, then you slit it, that's going to show up as a high invoice, or a high-priced item, right. So, it really is a mixed situation for us.

Phil Gibbs^ Thank you.

Tim Adams^ Hi Phil, I want to circle back on your question, about Q4 and automotive. Our automotive or our volume typically is up in the high single-digits. I said low single-digits. It's probably closer to high single-digits.

Phil Gibbs^ Thank you for the clarification. Appreciate it.

Tim Adams^ You bet.

Operator^ And ladies and gentlemen, that is all of the time we have for questions today. So, I will now turn the call back to Mr. Geoff Gilmore, for closing remarks.

Worthington Steel Q3 2024 Earnings Call

Geoff Gilmore^ Thank you, everybody. Appreciate the participation and the interest in Worthington Steel. Again, very proud of our employees, excited about the progress this quarter, and even more excited about what's to come. And we'll look forward to our next call and sharing our progress on our strategy. Have a great weekend, everybody. Thank you.

Operator^ Ladies and gentlemen, this concludes today's call. And we thank you for your participation. You may now disconnect.